Exhibit 99.2

AT THE COMPANY	ON THE WEB
Jeff Frericks	www.forestcity.net
Vice President – Capital Markets
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Reports 2015 Second-Quarter and Year-to-Date Results

•	Operating FFO up 31 percent over second quarter 2014

•	Overall Comp NOI up 3.8 percent, led by retail and apartments

•	FFO, net earnings up significantly, driven by gains on change in control of interests

•	De-leveraging continues: $138.9 million senior notes exchanged after quarter end

•	REIT conversion on track for January 1, 2016

CLEVELAND, Ohio - August 4, 2015 - Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced Operating FFO, FFO, net earnings/loss and revenues for the three and six months ended June 30, 2015.

Operating FFO
Operating FFO for the three months ended June 30, 2015 was $78.6 million, a 31 percent increase, compared with $60.2 million for the three months ended June 30, 2014. For the six months ended June 30, 2015, Operating FFO was $137.0 million, a 26 percent increase, compared with $108.7 million for the six months ended June 30, 2014.

Positive factors impacting second-quarter 2015 Operating FFO, compared with the second quarter of 2014, included decreased interest expense, both corporate and in the mature portfolio, of $7.3 million; increased net operating income (NOI) from the mature portfolio of $5.1 million; increased capitalized interest to active development projects of $4.4 million; increased Operating FFO from new property openings and acquisitions of $3.6 million; increased Operating FFO from military housing of $3.5 million, primarily related to incentives earned for a recently completed Navy development phase; and increased land sales at the company's Stapleton project in Denver of $1.5 million. These positive factors were partially offset by lower Operating FFO from properties sold of $3.1 million, and by reduced Operating FFO from other sources of $3.9 million, primarily related to a non-recurring 2014 legal settlement recovery.

Factors impacting Operating FFO for the second quarter and year to date are illustrated in bridge diagrams included in the company's supplemental package for the three and six months ended June 30, 2015, furnished to the Securities and Exchange Commission (SEC) and available on the company's website, www.forestcity.net.

Operating FFO is a non-GAAP measure derived from FFO. The company believes Operating FFO provides investors with additional information about its core operations. Included with this press release is a table reconciling FFO to Operating FFO.

FFO
Total FFO for the three months ended June 30, 2015 was $368.6 million, or $1.44 per share, compared with $53.1 million, or $0.24 per share for the three months ended June 30, 2014. Year-to-date 2015 FFO was $389.2 million, or $1.60 per share, compared with $108.5 million, or $0.50 per share for the six months ended June 30, 2014. Per-share amounts are on a fully diluted basis.

In addition to the factors listed above related to Operating FFO, second-quarter 2015 FFO results were positively impacted by significant net gains on change in control of interests of $298.4 million, net of tax, or $1.16 per share, primarily related to the acquisition in the quarter of full equity ownership of seven life-science office properties and two parking facilities at University Park at MIT in Cambridge. These increases were partially offset by higher write-offs of abandoned development projects of $15.0 million. In addition, the company had costs related to its planned 2016 conversion to a real estate investment trust (REIT) of $9.8 million ($6.0 million, net of tax), or $0.02 per share, in the quarter.

FFO and FFO per share are non-GAAP measures commonly used by publicly traded real estate companies. Included with this press release is a table reconciling net earnings/loss, the most comparable GAAP measure, to FFO.

Net Earnings/Loss
For the three months ended June 30, 2015, the company had net earnings of $303.8 million, or $1.18 per share, compared with a net loss of $93.0 million, or $0.47 per share, for the three months ended June 30, 2014. As indicated above under FFO, the significant positive variance in net earnings for the second quarter, compared with the same period in 2014, was primarily driven by increased net gains on change in control of interests, offset primarily by higher deferred income tax expense. For the six months ended June 30, 2015, the company had net earnings of $249.5 million, or $1.04 per share, compared with a net loss of $77.5 million, or $0.39 per share, for the six months ended June 30, 2014. Per-share amounts are on a fully diluted basis.

Additional explanations of factors impacting FFO, Operating FFO and net earnings/loss for the three and six months ended June 30, 2015, are included in the company's supplemental package for the quarter ended June 30, 2015, furnished to the SEC and available on the company's website, www.forestcity.net.

Revenues
Consolidated revenues for the three months ended June 30, 2015, were $259.8 million, compared with $229.6 million for the three months ended June 30, 2014. Year-to-date consolidated revenues were $496.8 million, compared with $479.2 million for the six months ended June 30, 2014.

Commentary
"Our strong results for the second quarter and year to date are a direct reflection of the ongoing execution of our strategic plan, including continued de-leveraging, focusing on core properties and strong, urban markets, and driving operational excellence throughout the business," said David J. LaRue, president and chief executive officer.

"Operating FFO was up significantly over the same quarter last year, with increased NOI from the mature portfolio and lower interest expense from our de-leveraging program being the biggest drivers of that improvement. FFO and net earnings both had large quarter-over-quarter positive variances, driven primarily by net gains on change in control of interests stemming from the acquisition during the quarter of our former partner's interest in seven life-science office properties and two related parking facilities at our University Park at MIT mixed-use, tech office campus in Cambridge, Massachusetts.

"Comp NOI and comp occupancy were up across all major asset classes - apartments, retail, and office. Results in the apartment portfolio continued to reflect the strength of the properties and the markets we serve, as well as the skill of our operating teams. Two recently opened properties, Radian in Boston and Twelve12 in Washington, D.C., achieved stabilization during the quarter.

"The retail portfolio showed continued solid performance with growth in comp NOI and occupancies. Notably, our comp malls achieved a fifth consecutive quarter of rolling 12-month rent increases above 20 percent in new, same-space leases, compared with prior rents. This is a key indicator for continued strong results from our regional malls.

"In the office portfolio, comp NOI results reflect a vacancy at 88 Sidney Street at University Park at MIT. That vacancy is now fully leased and we expect office to show improving results as those new rents come on line.

"We continue to pursue non-core asset dispositions, though the pace has clearly not met our expectations. We remain confident in our ability to close targeted asset sales within the 18 to 36 month timeframe we shared with investors in May, and we will use proceeds to continue our de-leveraging efforts. The timing of these asset sales will not impact our timeline for REIT conversion.

"After the end of the quarter, we executed privately negotiated exchanges of $138.9 million of convertible senior notes for common stock and cash. Year to date, we have completed privately negotiated exchanges for $427.8 million out of a total of $700 million of convertible senior notes that were outstanding at the beginning of the year.

"In our under-construction pipeline, we have begun construction on six new projects, year to date, and anticipate starting another three by yearend. This robust level of activity reflects our strategy of activating entitled development opportunities, including through our ASRS fund and our strategic partnership with Greenland, USA. As these new properties are completed and stabilized, they will contribute meaningfully to future results. The strength of the pipeline also demonstrates our ability to expand in our core markets and create value by adding to our already strong operating portfolio.

"We are making solid progress on our 2016 REIT conversion. Our wholly owned subsidiary, Forest City Realty Trust, recently filed a preliminary registration statement on Form S-4 in connection with our plan to convert to REIT status, and we expect to hold a special shareholder meeting in the fall for the required shareholder vote. Despite the rigors of the conversion process itself, our teams are hitting key milestones and we are confident in meeting our yearend deadline.

"We are also nearing completion on the design of a new organizational structure for the company that will better align with our strategies and enable us to better leverage our unique capabilities across asset classes and in urban, mixed-use projects. We also expect the new structure to result in streamlined processes, better sharing of best practices and improved operating margins."

NOI, Occupancies and Rent
Overall comparable NOI increased 3.8 percent for the three months ended June 30, 2015, compared with the same period in 2014, with increases of 5.2 percent in apartments, 4.4 percent in retail, and 2.4 percent in office.

In the residential portfolio, average monthly rents per unit for the company's total comparable apartments rose to $1,405 for the six months ended June 30, 2015, a 2.6 percent increase compared with $1,369 for the six months ended June 30, 2014. Comparable average rents per unit in the company's core markets were $1,886, a 2.7 percent increase from $1,836 for the comparable period in 2014. Comparable economic occupancies for the six months ended June 30, 2015, were 95.3 percent, up from 94.5 percent for the same period in 2014.

In the retail portfolio, comparable retail occupancies at the end of the second quarter increased to 93.6 percent, up from 91.9 percent at June 30, 2014. Sales in the company's regional malls averaged $555 per square foot on a rolling 12-month basis, up from $550 per square foot at March 31, 2015, and from $515 per square foot at June 30, 2014. For the rolling 12-month period ended June 30, 2015, new, same-space leases in the company's regional malls increased 25.2 percent over prior rents.

Comparable office occupancies increased to 95.7 percent at June 30, 2015, compared with 93.5 percent at June 30, 2014. For the rolling 12-month period ended June 30, 2015, rent per square foot in new office same-space leases increased 4.1 percent over prior rents.

Comparable NOI, defined as NOI from stabilized properties operated in the three months ended June 30, 2015 and 2014, is a non-GAAP financial measure and is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this release is a schedule that presents comparable NOI on the full-consolidation method and a reconciliation of NOI to earnings/loss before income taxes.

Openings and Projects Under Construction
During the second quarter, Forest City completed and opened a 32,000-square-foot restaurant-driven expansion of Galleria at Sunset, a regional mall in Henderson, Nevada, near Las Vegas. The expansion followed a renovation of the mall and includes a Bravo! Cucina Italiano and Larsen's Grille.

At June 30, 2015, Forest City had 14 projects under construction at a total cost at full consolidation of $928.2 million, or $895.3 million at the company's pro-rata share. These include:

RETAIL EXPANSION:

•
Boulevard Mall, a regional mall in Buffalo, New York, is undergoing a 46,000-square-foot expansion that will include the addition of a new Dick's Sporting Goods store as well as interior and customer amenity upgrades. The expansion is expected to be completed in the fourth quarter of 2015.

RESIDENTIAL:

•	Arris, a 327-unit apartment community with 19,000 square feet of street-level retail, at The Yards in Washington, D.C., is expected to be completed in the first quarter of 2016.

•
Blossom Plaza, a 237-unit apartment community with 19,000 square feet of street-level retail, in the Chinatown neighborhood of Los Angeles. The project is expected to be completed in the second quarter of 2016.

•
Eliot on 4th (formerly 1001 4th Street, SW), a 365-unit apartment community with 5,000 square feet of retail space at the company's Waterfront Station mixed-use project in Washington, D.C. The property is expected to be completed in the fourth quarter of 2016.

•	Museum Towers II, a 286-unit apartment community in Philadelphia. The project is expected to be completed in the fourth quarter of 2016.

Arris, Blossom Plaza, Eliot on 4th and Museum Towers II are all part of the company's ASRS residential development fund.

Other residential projects currently under construction include the following three properties at Pacific Park Brooklyn that are part of the company's strategic partnership with Greenland USA:

•	535 Carlton, a 298-unit, all-affordable apartment community. It is expected to begin phased opening in the fourth quarter of 2016.

•	550 Vanderbilt, a 278-unit condominium property, which is expected to be begin phased opening in the first quarter of 2017.

•	38 Sixth Avenue, a 303-unit, all-affordable apartment community with 28,000 feet of street-level retail. It is expected to begin phased opening in the second quarter of 2017.

Remaining residential projects under construction include:

•	B2 BKLYN, a 363-unit apartment community at Pacific Park Brooklyn. It is expected to be completed in the third quarter of 2016.

•	Aster Town Center II, a 135-unit apartment community at Stapleton in Denver. It is expected to open in phases beginning in the third quarter of 2015.

•
Lofts at Capitol Quarter, a 195-unit apartment community in Washington, D.C., in which the company is partnering with a regional developer and the District of Columbia Housing Authority, is expected to open in phases beginning in the fourth quarter of 2015.

OFFICE:

•
300 Massachusetts Avenue, a 246,000-square-foot, fully leased office building at University Park at MIT in Cambridge, is being developed in partnership with MIT and is expected to be completed in the first quarter of 2016.

•
1812 Ashland Avenue, a 164,000-square-foot office building at the company's Science + Technology Park at Johns Hopkins in Baltimore. The building is 70 percent pre-leased and is expected to be completed in the third quarter of 2016.

•
The Bridge at Cornell Tech, a 235,000-square-foot corporate "co-location" building at Cornell Tech's new campus on Roosevelt Island in New York City. The building is expected to open in the second quarter of 2017.

Outlook
"Second-quarter and year-to-date results demonstrate strong, positive momentum as we achieve growth from our mature portfolio, further de-lever, and focus our portfolio around strong core markets and on owning, managing and developing unique, high-performing properties," said LaRue. "We remain positive in our outlook for the business, including our pipeline of future opportunities. As we progress toward REIT conversion and a new organizational structure that will better align with our strategies, we are confident in our ability to meet the challenges ahead and focused on creating value for all stakeholders."

REIT Conversion
On January 13, 2015, the company announced its Board of Directors approved a plan to pursue conversion to REIT status. On July 10, 2015, Forest City Realty Trust, Inc., the company's newly formed wholly owned subsidiary, filed a registration statement on Form S-4 containing a preliminary proxy statement of the company and a preliminary prospectus of Forest City Realty Trust, Inc. with the SEC in connection with the company's plan to convert to REIT status. The company expects to elect REIT status for its taxable year ending December 31, 2016, subject to business conditions, the completion of related preparatory work, obtaining necessary regulatory approvals and third-party consents.

Corporate Description
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $10.3 billion in consolidated assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.

Supplemental Package
Please refer to the Investor Relations section of the company's website at www.forestcity.net for a supplemental package, which the company will furnish to the SEC on Form 8-K. The supplemental package includes operating and financial information for the quarter ended June 30, 2015, with reconciliations of non-GAAP financial measures, such as Operating FFO, FFO, NOI, comparable NOI and results prepared using the pro-rata consolidation method, to their most directly comparable GAAP financial measures.

Investor Presentations
Please note the company periodically posts updated investor presentations on the Investors page of its website at www.forestcity.net. It is possible the periodic updates may include information deemed to be material. Therefore, the company encourages investors, the media, and other interested parties to review the Investors page of its website at www.forestcity.net for the most recent investor presentation.

FFO
The company uses FFO, along with net earnings/loss to report its operating results. The majority of the company's peers in the publicly traded real estate industry are REITs and report operations using FFO as defined by the National Association of Real Estate Investment Trusts (NAREIT). FFO provides supplemental information about the company's operations. Although FFO is not presented in accordance with GAAP, the company believes it is necessary to understand its business and operating results, along with net earnings, the most comparable GAAP measure.

FFO is defined by NAREIT as net earnings/loss excluding the following items, at the company's proportionate share: i) gain/loss on full or partial disposition of rental properties, divisions and other investments (net of tax); ii) non-cash charges for real estate depreciation and amortization; iii) impairment of depreciable real estate (net of tax); and iv) cumulative or retrospective effect of change in accounting principle (net of tax). Net earnings/loss, the most comparable financial measure calculated in accordance with GAAP, is reconciled to FFO in the table titled Reconciliation of Net Earnings (Loss) to FFO below and in the company's supplemental package, which the company will furnish to the SEC on Form 8-K.

Operating FFO
The company defines Operating FFO as FFO adjusted to exclude: i) impairment of non-depreciable real estate; ii) write-offs of abandoned development projects and demolition costs; iii) income recognized on state and federal historic and other tax credits; iv) gains or losses from extinguishment of debt; v) change in fair market value of nondesignated hedges; vi) gains or losses on change in control of interests; vii) the adjustment to recognize rental revenues and rental expense using the straight-line method; viii) participation payments to ground lessors on refinancing of our properties; ix) other transactional items; x) the Nets pre-tax FFO; and xi) income taxes on FFO. The company believes its presentation of FFO and Operating FFO provides important supplemental information to its investors. Operating FFO should not be considered to be an alternative to net earnings computed under GAAP as an indicator of our operating performance and may not be directly comparable to similarly titled measures reported by other companies.

Pro-Rata Consolidation Method
This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method (non-GAAP). The company presents certain financial amounts under the pro-rata method because it believes this information is useful to investors as this method reflects the manner in which the company operates its business. In line with industry practice, the company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the company presents its investments proportionate to its economic share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at 100 percent if deemed to be under its control or if the company is deemed to be the primary beneficiary of the variable interest entities (VIE), even if its ownership is not 100 percent. The company provides reconciliations from the full consolidation method to the pro-rata consolidation method below and throughout its supplemental package, which the company will furnish to the SEC on Form 8-K.

NOI
NOI, a non-GAAP measure, is defined as revenues (excluding straight-line rent adjustments) less operating expenses (including depreciation and amortization for non-real estate groups) plus interest income, equity in earnings/loss of unconsolidated entities (excluding gain/loss on disposition, impairment, interest expense, gain/loss on extinguishment of debt and depreciation and amortization of unconsolidated entities). The company believes NOI provides additional information about the company's core operations and, along with earnings, is necessary to understand the business and operating results. NOI may not be directly comparable to similarly-titled measures reported by other companies.

Comparable NOI
In addition to NOI, the company uses comparable NOI as a metric to evaluate the performance of its multifamily, office and retail properties. This measure provides a same-store comparison of operating results of all stabilized properties that are open and operating in all periods presented. Write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income, are not directly attributable to an operating property and are considered non-comparable NOI. In addition, certain income and expense items at the property level, such as lease termination income, real estate tax assessments or rebates and participation payments as a result of refinancing transactions and NOI impacts of changes in ownership percentages, are excluded from comparable NOI and are included in non-comparable NOI. Retained properties that are considered non-comparable are disclosed in the company's supplemental package, which the company will furnish to the SEC on Form 8-K. Other properties and activities such as Arena, subsidized senior housing, military housing, corporate activities and land sales are not evaluated on a comparable basis and the NOI from these properties and activities is considered non-comparable NOI.

Safe Harbor Language
Statements made in this news release that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company's actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the company's conversion to REIT status, its ability to qualify or to remain qualified as a REIT, realizing the anticipated benefits to shareholders if it successfully elects REIT status, the impact of complying with REIT qualification requirements, the amount and timing of any future distributions including those that it would be required to make as a REIT, the impact of issuing equity, debt or both to satisfy its E&P Distribution and other REIT conversion costs, the impact of covenants that could prevent it from satisfying REIT distribution requirements, its lack of experience operating as a REIT if it successfully converts, the impact of current lending and capital market conditions on its liquidity, its ability to finance or refinance projects or repay its debt, the impact of the slow economic recovery on its ownership, development and management of its commercial real estate portfolio, general real estate investment and development risks, using modular construction as a new construction methodology and owning a factory to produce modular units, vacancies in its properties, risks associated with developing and managing properties in partnership with others, downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts and other armed conflicts, risks of owning and operating an arena, risks associated with an investment in a professional sports team, the ability to sell all or a portion of its ownership interests in a professional sports team and arena, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by its credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of its insurance carriers, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, changes in federal, state or local tax laws, volatility in the market price of its publicly traded securities, inflation risks, litigation risks, cybersecurity risks, cyber incidents, its ability to achieve its strategic goals are based on significant assumptions, the effect on the market price of its common stock following its E&P Distribution and its conversion to REIT status, its ability to obtain the shareholder approval necessary for it to convert to REIT status, its ability to complete non-core asset sales, the impact to its deferred tax liability balance upon conversion to REIT status, and its ability to obtain requisite consents needed to complete the conversion to REIT status as well as other risks listed from time to time in the company's SEC filings, including but not limited to, the company's annual and quarterly reports.

Reconciliation of Net Earnings (Loss) to FFO
The table below reconciles net earnings (loss), the most comparable GAAP measure, to FFO, a non-GAAP measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(in thousands)
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$303,756	$(92,992)	$249,547	$(77,472)
Depreciation and Amortization—Real Estate Groups	76,714	75,661	151,494	146,667
Gain on disposition of full or partial interests in rental properties	(19,284)	(17,366)	(19,284)	(68,461)
Impairment of depreciable rental properties	—	129,059	—	129,059
Income tax expense adjustment — current and deferred (1):
Gain on disposition of full or partial interests in rental properties	7,461	8,820	7,461	28,718
Impairment of depreciable rental properties	—	(50,053)	—	(50,053)
FFO attributable to Forest City Enterprises, Inc.	$368,647	$53,129	$389,218	$108,458

FFO Per Share - Diluted
Numerator (in thousands):
FFO attributable to Forest City Enterprises, Inc.	$368,647	$53,129	$389,218	$108,458
If-Converted Method (adjustments for interest, net of tax):
5.000% Notes due 2016	73	382	383	765
4.250% Notes due 2018	1,495	2,277	3,529	4,554
3.625% Notes due 2020	953	1,664	2,396	3,328
FFO for per share data	$371,168	$57,452	$395,526	$117,105
Denominator:
Weighted average shares outstanding—Basic	233,377,771	198,341,355	218,254,445	198,041,879
Effect of stock options, restricted stock and performance shares	3,160,648	1,540,864	2,964,450	1,733,435
Effect of convertible debt	18,389,062	32,138,215	23,211,264	32,138,215
Effect of convertible Class A Common Units	2,973,190	3,461,710	2,973,190	3,553,721
Weighted average shares outstanding - Diluted	257,900,671	235,482,144	247,403,349	235,467,250
FFO Per Share	$1.44	$0.24	$1.60	$0.50

(1)	The following table provides detail of income tax expense (benefit):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(in thousands)
Income tax expense (benefit) on FFO
Operating Earnings:
Current taxes	$2,386	$(15,215)	$642	$(6,582)
Deferred taxes	172,383	10,939	174,942	(3,017)
Total income tax expense (benefit) on FFO	174,769	(4,276)	175,584	(9,599)

Income tax expense (benefit) on non-FFO
Disposition of full or partial interests in rental properties:
Current taxes	$2,882	$(13,292)	$2,882	$15,756
Deferred taxes	4,579	22,112	4,579	12,962
Disposition of full or partial interests in rental properties	7,461	8,820	7,461	28,718

Impairment of depreciable rental properties
Deferred taxes	$—	$(50,053)	$—	$(50,053)
Total income tax expense (benefit) on non-FFO	7,461	(41,233)	7,461	(21,335)
Grand Total	$182,230	$(45,509)	$183,045	$(30,934)

Reconciliation of FFO to Operating FFO - Pro-Rata Consolidation

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% Change	2015	2014	% Change
	(in thousands)			(in thousands)
FFO attributable to Forest City Enterprises, Inc.	$368,647	$53,129		$389,218	$108,458
Impairment of non-depreciable real estate	—	770		—	770
Write-offs of abandoned development projects and demolition costs	15,969	933		15,969	933
Tax credit income	(3,957)	(5,480)		(7,212)	(9,427)
Loss on extinguishment of debt	3,573	1,189		38,952	1,622
Change in fair market value of nondesignated hedges	(2,979)	(1,681)		(5,092)	2,991
Net gain on change in control of interests	(487,684)	—		(487,684)	(2,759)
Straight-line rent adjustments	(307)	(841)		(360)	(3,375)
Participation payments	—	—		—	1,469
Net loss on disposition of partial interest in development project	—	16,211		—	16,211
REIT conversion and reorganization costs	9,771	—		15,983	—
Nets Pre-tax FFO	791	261		1,593	1,414
Income tax expense (benefit) on FFO	174,769	(4,276)		175,584	(9,599)
Operating FFO attributable to Forest City Enterprises, Inc.	$78,593	$60,215	30.5%	$136,951	$108,708	26.0%

Operating FFO Per Share - Diluted
Numerator (in thousands):
Operating FFO attributable to Forest City Enterprises, Inc.	$78,593	$60,215		$136,951	$108,708
If-Converted Method (adjustments for interest, pre-tax):
5.000% Notes due 2016	119	625		626	1,250
4.250% Notes due 2018	2,443	3,719		5,765	7,438
3.625% Notes due 2020	1,557	2,719		3,914	5,438
Operating FFO for per share data	$82,712	$67,278		$147,256	$122,834

Denominator:
Weighted average shares outstanding - Diluted	257,900,671	235,482,144		247,403,349	235,467,250
Operating FFO Per Share	$0.32	$0.29		$0.60	$0.52

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(in thousands)		(in thousands)
Operating FFO by segment:
Commercial Group	$49,430	$37,834	$94,112	$69,109
Residential Group	35,240	30,190	60,990	55,683
Arena	72	108	68	1,757
Land Group	12,726	12,305	22,978	23,931
Corporate Group	(18,875)	(20,222)	(41,197)	(41,772)
Operating FFO	$78,593	$60,215	$136,951	$108,708

Reconciliation of Net Operating Income (non-GAAP) to Earnings (Loss) Before Income Taxes (GAAP) (in thousands)

	Three Months Ended June 30, 2015				Three Months Ended June 30, 2014
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Total revenues	$259,759	$29,606	$100,429	$330,582	$229,637	$18,167	$110,484	$39	$321,993
Exclude straight-line adjustment	(738)	—	—	(738)	(1,354)	—	—	20	(1,334)
Add interest and other income	9,278	506	363	9,135	12,375	566	(372)	—	11,437
Equity in earnings (loss) of unconsolidated entities	19,009	99	(19,421)	(511)	27,168	98	(27,719)	—	(649)
Exclude operating expenses of unconsolidated entities	43,581	—	(43,581)	—	47,566	—	(47,566)	—	—
Exclude write-offs of abandoned development projects of unconsolidated entities	10,191	—	(10,191)	—	—	—	—	—	—
Exclude gain on disposition of unconsolidated entities	(19,284)	—	19,284	—	(16,090)	—	16,090	—	—
Exclude depreciation and amortization of unconsolidated entities	21,318	—	(21,318)	—	22,968	—	(22,968)	—	—
Exclude interest expense of unconsolidated entities	25,182	—	(25,182)	—	27,905	—	(27,905)	—	—
Exclude loss on extinguishment of debt of unconsolidated entities	383	—	(383)	—	44	—	(44)	—	—
Adjusted revenues	368,679	30,211	—	338,468	350,219	18,831	—	59	331,447
Operating expenses	166,840	15,998	43,581	194,423	145,807	9,623	47,566	(1,749)	182,001
Operating expenses of unconsolidated entities	43,581	—	(43,581)	—	47,566	—	(47,566)	—	—
Write-offs of abandoned development projects and demolition costs	5,778	—	10,191	15,969	933	—	—	—	933
Write-offs of abandoned development projects of unconsolidated entities	10,191	—	(10,191)	—	—	—	—	—	—
Non-Real Estate depreciation and amortization	1,230	—	—	1,230	1,090	—	—	—	1,090
Exclude straight-line rent adjustment	(431)	—	—	(431)	(493)	—	—	—	(493)
Adjusted operating expenses	227,189	15,998	—	211,191	194,903	9,623	—	(1,749)	183,531
Net operating income	$141,490	$14,213	$—	$127,277	$155,316	$9,208	$—	$1,808	$147,916
Interest expense	(47,752)	(7,263)	(25,182)	(65,671)	(57,153)	(5,848)	(27,905)	(55)	(79,265)
Interest expense of unconsolidated entities	(25,182)	—	25,182	—	(27,905)	—	27,905	—	—
Loss on extinguishment of debt	(3,190)	—	(383)	(3,573)	(714)	—	(44)	(431)	(1,189)
Loss on extinguishment of debt of unconsolidated entities	(383)	—	383	—	(44)	—	44	—	—
Equity in (earnings) loss of unconsolidated entities	(19,009)	(99)	19,421	511	(27,168)	(98)	27,719	—	649
Net loss on disposition of partial interest in development project	—	—	—	—	(19,590)	(3,379)	—	—	(16,211)
Net gain on disposition of full or partial interests in rental properties	—	—	19,284	19,284	—	—	16,090	1,276	17,366
Gain on disposition of unconsolidated entities	19,284	—	(19,284)	—	16,090	—	(16,090)	—	—
Net gain on change in control of interests	487,684	—	—	487,684	—	—	—	—	—
Impairment of consolidated and unconsolidated real estate	—	—	—	—	(129,829)	—	—	—	(129,829)
Depreciation and amortization—Real Estate Groups (a)	(63,772)	(7,585)	(20,527)	(76,714)	(58,228)	(4,747)	(22,180)	—	(75,661)
Amortization of mortgage procurement costs	(1,862)	(45)	(791)	(2,608)	(1,768)	(87)	(788)	—	(2,469)
Depreciation and amortization of unconsolidated entities	(21,318)	—	21,318	—	(22,968)	—	22,968	—	—
Straight-line rent adjustment	307	—	—	307	861	—	—	(20)	841
Earnings (loss) before income taxes	$466,297	$(779)	$19,421	$486,497	$(173,100)	$(4,951)	$27,719	$2,578	$(137,852)

(a) Depreciation and amortization—Real Estate Groups	$63,772	$7,585	$20,527	$76,714	$58,228	$4,747	$22,180	$—	$75,661
Depreciation and amortization—Non-Real Estate	1,230	—	—	1,230	1,090	—	—	—	1,090
Total depreciation and amortization	$65,002	$7,585	$20,527	$77,944	$59,318	$4,747	$22,180	$—	$76,751

Reconciliation of Net Operating Income (non-GAAP) to Earnings (Loss) Before Income Taxes (GAAP) (in thousands) (continued)

	Six Months Ended June 30, 2015				Six Months Ended June 30, 2014
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Total revenues	$496,841	$56,732	$204,585	$644,694	$479,174	$43,107	$220,942	$7,029	$664,038
Exclude straight-line adjustment	(1,247)	—	—	(1,247)	(4,388)	—	—	79	(4,309)
Add interest and other income	18,982	916	646	18,712	23,878	1,032	196	—	23,042
Equity in earnings (loss) of unconsolidated entities	28,322	82	(28,048)	192	61,197	77	(63,171)	—	(2,051)
Exclude operating expenses of unconsolidated entities	90,848	—	(90,848)	—	98,080	—	(98,080)	—	—
Exclude write-offs of abandoned development projects of unconsolidated entities	10,191	—	(10,191)	—	—	—	—	—	—
Exclude gain on disposition of unconsolidated entities	(19,284)	—	19,284	—	(40,886)	—	40,886	—	—
Exclude depreciation and amortization of unconsolidated entities	43,784	—	(43,784)	—	44,572	—	(44,572)	—	—
Exclude interest expense of unconsolidated entities	51,036	—	(51,036)	—	55,905	—	(55,905)	—	—
Exclude loss on extinguishment of debt of unconsolidated entities	608	—	(608)	—	296	—	(296)	—	—
Adjusted revenues	720,081	57,730	—	662,351	717,828	44,216	—	7,108	680,720
Operating expenses	327,483	30,739	90,848	387,592	316,910	24,823	98,080	3,014	393,181
Operating expenses of unconsolidated entities	90,848	—	(90,848)	—	98,080	—	(98,080)	—	—
Write-offs of abandoned development projects and demolition costs	5,778	—	10,191	15,969	933	—	—	—	933
Write-offs of abandoned development projects of unconsolidated entities	10,191	—	(10,191)	—	—	—	—	—	—
Non-Real Estate depreciation and amortization	2,372	—	—	2,372	2,267	—	—	—	2,267
Exclude straight-line rent adjustment	(887)	—	—	(887)	(934)	—	—	—	(934)
Adjusted operating expenses	435,785	30,739	—	405,046	417,256	24,823	—	3,014	395,447
Net operating income	$284,296	$26,991	$—	$257,305	$300,572	$19,393	$—	$4,094	$285,273
Interest expense	(100,328)	(15,176)	(51,036)	(136,188)	(119,605)	(12,376)	(55,905)	(5,538)	(168,672)
Interest expense of unconsolidated entities	(51,036)	—	51,036	—	(55,905)	—	55,905	—	—
Loss on extinguishment of debt	(38,344)	—	(608)	(38,952)	(878)	—	(296)	(448)	(1,622)
Loss on extinguishment of debt of unconsolidated entities	(608)	—	608	—	(296)	—	296	—	—
Equity in (earnings) loss of unconsolidated entities	(28,322)	(82)	28,048	(192)	(61,197)	(77)	63,171	—	2,051
Net loss on disposition of partial interest in development project	—	—	—	—	(19,590)	(3,379)	—	—	(16,211)
Net gain (loss) on disposition of full or partial interests in rental properties	—	—	19,284	19,284	(467)	—	40,886	28,042	68,461
Gain on disposition of unconsolidated entities	19,284	—	(19,284)	—	40,886	—	(40,886)	—	—
Net gain on change in control of interests	487,684	—	—	487,684	2,759	—	—	—	2,759
Impairment of consolidated and unconsolidated real estate	—	—	—	—	(129,829)	—	—	—	(129,829)
Depreciation and amortization—Real Estate Groups (a)	(124,444)	(15,146)	(42,196)	(151,494)	(112,060)	(9,362)	(42,983)	(986)	(146,667)
Amortization of mortgage procurement costs	(3,963)	(144)	(1,588)	(5,407)	(3,893)	(250)	(1,589)	(41)	(5,273)
Depreciation and amortization of unconsolidated entities	(43,784)	—	43,784	—	(44,572)	—	44,572	—	—
Straight-line rent adjustment	360	—	—	360	3,454	—	—	(79)	3,375
Earnings (loss) before income taxes	$400,795	$(3,557)	$28,048	$432,400	$(200,621)	$(6,051)	$63,171	$25,044	$(106,355)

(a) Depreciation and amortization—Real Estate Groups	$124,444	$15,146	$42,196	$151,494	$112,060	$9,362	$42,983	$986	$146,667
Depreciation and amortization—Non-Real Estate	2,372	—	—	2,372	2,267	—	—	—	2,267
Total depreciation and amortization	$126,816	$15,146	$42,196	$153,866	$114,327	$9,362	$42,983	$986	$148,934

	Net Operating Income (in thousands)
	Three Months Ended June 30, 2015			Three Months Ended June 30, 2014				% Change
	Full Consolidation (1)	Less Noncontrolling Interest	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (1)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (1)	Pro-Rata Consolidation (Non-GAAP)
Retail
Comparable
Adjusted revenues	$76,233	$—	$76,233	$72,808	$—	$—	$72,808	4.7%	4.7%
Adjusted operating expenses	34,801	—	34,801	33,115	—	—	33,115	5.1%	5.1%
Comparable NOI	41,432	—	41,432	39,693	—	—	39,693	4.4%	4.4%
Non-Comparable NOI	3,492	—	3,492	3,846	—	1,808	5,654
Total	44,924	—	44,924	43,539	—	1,808	45,347
Office Buildings
Comparable
Adjusted revenues	106,661	4,900	101,761	101,388	4,325	—	97,063	5.2%	4.8%
Adjusted operating expenses	45,554	2,426	43,128	41,884	2,081	—	39,803	8.8%	8.4%
Comparable NOI	61,107	2,474	58,633	59,504	2,244	—	57,260	2.7%	2.4%
Non-Comparable NOI	920	84	836	(176)	(40)	—	(136)
Total	62,027	2,558	59,469	59,328	2,204	—	57,124
Apartments
Comparable
Adjusted revenues	72,052	4,347	67,705	69,072	4,019	—	65,053	4.3%	4.1%
Adjusted operating expenses	30,240	1,653	28,587	29,456	1,573	—	27,883	2.7%	2.5%
Comparable NOI	41,812	2,694	39,118	39,616	2,446	—	37,170	5.5%	5.2%
Non-Comparable NOI	5,144	2,814	2,330	2,027	(1,688)	—	3,715
Total	46,956	5,508	41,448	41,643	758	—	40,885
Arena	9,153	4,300	4,853	9,357	4,481	—	4,876
Subsidized Senior Housing	4,894	—	4,894	4,392	—	—	4,392
Military Housing	9,587	737	8,850	5,701	(6)	—	5,707
Land sales	—	—	—	488	13	—	475
Write-offs of abandoned development projects and demolition costs	(15,969)	—	(15,969)	(933)	—	—	(933)
Other (2)	(10,991)	(370)	(10,621)	(10,906)	363	—	(11,269)
Total Rental Properties
Comparable
Adjusted revenues	254,946	9,247	245,699	243,268	8,344	—	234,924	4.8%	4.6%
Adjusted operating expenses	110,595	4,079	106,516	104,455	3,654	—	100,801	5.9%	5.7%
Comparable NOI	144,351	5,168	139,183	138,813	4,690	—	134,123	4.0%	3.8%
Non-Comparable NOI	6,230	7,565	(1,335)	13,796	3,123	1,808	12,481
Total	150,581	12,733	137,848	152,609	7,813	1,808	146,604
Land Development Group	14,310	1,480	12,830	13,635	1,395	—	12,240
Corporate Activities	(13,630)	—	(13,630)	(10,928)	—	—	(10,928)
Corporate Activities - REIT conversion and reorganization costs	(9,771)	—	(9,771)	—	—	—	—
Grand Total	$141,490	$14,213	$127,277	$155,316	$9,208	$1,808	$147,916

(1)	Includes the Company's pro-rata share of NOI from unconsolidated subsidiaries accounted for under the equity method of accounting.

(2)	Includes non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income.

	Net Operating Income (in thousands)
	Six Months Ended June 30, 2015			Six Months Ended June 30, 2014				% Change
	Full Consolidation (1)	Less Noncontrolling Interest	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (1)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (1)	Pro-Rata Consolidation (Non-GAAP)
Retail
Comparable
Adjusted revenues	$151,450	$—	$151,450	$146,085	$—	$—	$146,085	3.7%	3.7%
Adjusted operating expenses	69,481	—	69,481	68,281	—	—	68,281	1.8%	1.8%
Comparable NOI	81,969	—	81,969	77,804	—	—	77,804	5.4%	5.4%
Non-Comparable NOI	7,306	—	7,306	6,886	—	3,678	10,564
Total	89,275	—	89,275	84,690	—	3,678	88,368
Office Buildings
Comparable
Adjusted revenues	210,118	9,552	200,566	201,582	9,013	—	192,569	4.2%	4.2%
Adjusted operating expenses	90,581	4,730	85,851	86,572	4,410	—	82,162	4.6%	4.5%
Comparable NOI	119,537	4,822	114,715	115,010	4,603	—	110,407	3.9%	3.9%
Non-Comparable NOI	2,974	258	2,716	(565)	130	(43)	(738)
Total	122,511	5,080	117,431	114,445	4,733	(43)	109,669
Apartments
Comparable
Adjusted revenues	142,874	8,600	134,274	137,254	7,939	—	129,315	4.1%	3.8%
Adjusted operating expenses	61,072	3,195	57,877	60,162	3,144	—	57,018	1.5%	1.5%
Comparable NOI	81,802	5,405	76,397	77,092	4,795	—	72,297	6.1%	5.7%
Non-Comparable NOI	10,660	6,420	4,240	3,874	(3,201)	—	7,075
Total	92,462	11,825	80,637	80,966	1,594	—	79,372
Arena	17,987	8,334	9,653	21,221	9,928	—	11,293
Subsidized Senior Housing	8,713	—	8,713	7,956	—	—	7,956
Military Housing	14,948	732	14,216	10,680	47	—	10,633
Land sales	—	—	—	488	13	459	934
Write-offs of abandoned development projects and demolition costs	(15,969)	—	(15,969)	(933)	—	—	(933)
Other (2)	(26,522)	(1,378)	(25,144)	(21,107)	411	—	(21,518)
Total Rental Properties
Comparable
Adjusted revenues	504,442	18,152	486,290	484,921	16,952	—	467,969	4.0%	3.9%
Adjusted operating expenses	221,134	7,925	213,209	215,015	7,554	—	207,461	2.8%	2.8%
Comparable NOI	283,308	10,227	273,081	269,906	9,398	—	260,508	5.0%	4.8%
Non-Comparable NOI	20,097	14,366	5,731	28,500	7,328	4,094	25,266
Total	303,405	24,593	278,812	298,406	16,726	4,094	285,774
Land Development Group	25,482	2,398	23,084	26,515	2,667	—	23,848
Corporate Activities	(28,608)	—	(28,608)	(24,349)	—	—	(24,349)
Corporate Activities - REIT conversion and reorganization costs	(15,983)	—	(15,983)	—	—	—	—
Grand Total	$284,296	$26,991	$257,305	$300,572	$19,393	$4,094	$285,273

(1)	Includes the Company's pro-rata share of NOI from unconsolidated subsidiaries accounted for under the equity method of accounting.

(2)
Includes non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income and a 2014 legal settlement at Heritage, an apartment community in San Diego, California.